ARTICLES OF INCORPORATION OF CINCINNATI DATA LINK, INC.

Name of corporation: Cincinnati Data Link, Inc.

Location: Cincinnati, Hamilton

Purpose for which corporation is formed: The transaction of any or all lawful purposes for which corporations may be organized, including, but not limited to, the provision of telecommunication services.

The number of shares which the corporation is authorized to have outstanding: 1,000 shares of common stock, $0.01 par value.

Appointment of Statutory Agent: National Registered Agents, Inc., 145 Baker Street,
Marion, Ohio 43302

April 12, 2002	/s/ Anthony J. Candelano Authorized Representative